UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

Form N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

1. Investment Company Act File Number:				Date examination completed:

811-05349				November 19, 2025
2. State identification Number:
AL	AK	AZ	AR	CA	CO
CT	DE	DC	FL	GA	HI
ID	IL	IN	IA	KS	KY
LA	ME	MD	MA	MI	MN
MS	MO	MT	NE	NV	NH
NJ	NM	NY	NC	ND	OH
OK	OR	PA	RI	SC	SD
TN	TX	UT	VT	VA	WA
WV	WI	WY	PUERTO RICO
Other (specify):
3. Exact name of investment company as specified in registration statement:

Goldman Sachs Trust
4. Address of principal executive office (number, street, city, state, zip code):

71 South Wacker Drive, Chicago, IL 60606

Report of Independent Accountants

To the Board of Trustees of Goldman Sachs Trust

We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that each of the series of Goldman Sachs Trust (as set forth in the attached Schedule of Funds) (hereafter individually referred to as the “Fund”) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (“the Act”) (the “specified requirements”), as interpreted in management’s assertion as of March 31, 2025 with respect to shares of beneficial interest of the underlying funds owned by each Fund and held by Goldman Sachs & Co. LLC in book entry form. Fund’s management is responsible for its assertion and each Fund’s compliance with the specified requirements. Our responsibility is to express an opinion on management’s assertion about each Fund’s compliance with the specified requirements based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management’s assertion about compliance with the specified requirements is fairly stated, in all material respects. An examination involves performing procedures to obtain evidence about whether management’s assertion is fairly stated in all material respects. The nature, timing and extent of the procedures selected depend on our judgment, including an assessment of the risks of material misstatement of management’s assertion, whether due to fraud or error. We believe that the evidence we obtained is sufficient and appropriate to provide a reasonable basis for our opinion.

Included among our procedures were the following tests performed as of March 31, 2025, and with respect to agreement of security purchases and sales or maturities, for the period from June 30, 2024 (the date of our last examination), through March 31, 2025:

•

Confirmation of securities (the number of shares of beneficial interest of the underlying funds) owned by each Fund and held by Goldman Sachs & Co. LLC, a transfer agent that uses the book entry method of accounting for shares;

•	Reconciliation of all such securities (shares of beneficial interest of the underlying funds) to the books and records of each Fund and Goldman Sachs & Co. LLC; and

•

Agreement of a sample of purchases of shares of beneficial interest of the underlying funds and a sample of sales of shares of beneficial interest of the underlying funds by each Fund since our last report from the books and records of each Fund to confirmations received from Goldman Sachs & Co. LLC.

Our examination does not provide a legal determination on each Fund’s compliance with the specified requirements.

We are required to be independent and to meet our other ethical responsibilities in accordance with relevant ethical requirements related to the engagement.

In our opinion, management’s assertion that each of the series of Goldman Sachs Trust (as set forth in the attached Schedule of Funds) complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as interpreted in management’s assertion as of March 31, 2025 with respect to shares of beneficial interest of the underlying funds owned by each Fund and held by Goldman Sachs & Co. LLC in book entry form, is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Trustees of each Fund and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/PricewaterhouseCoopers LLP

Boston, Massachusetts

November 19, 2025

Schedule of Funds

Fund

Goldman Sachs Bond Fund

Goldman Sachs Core Fixed Income Fund

Goldman Sachs Dynamic Bond Fund

Goldman Sachs Emerging Markets Credit Fund

Goldman Sachs Emerging Markets Debt Fund

Goldman Sachs Enhanced Income Fund

Goldman Sachs Global Core Fixed Income Fund

Goldman Sachs Government Income Fund

Goldman Sachs High Yield Floating Rate Fund

Goldman Sachs High Yield Fund

Goldman Sachs Income Fund

Goldman Sachs Inflation Protected Securities Fund

Goldman Sachs Investment Grade Credit Fund

Goldman Sachs Short Duration Bond Fund

Goldman Sachs Short Duration Government Fund

Goldman Sachs Short Duration High Yield Fund

Goldman Sachs Short-Term Conservative Income Fund

Goldman Sachs U.S. Mortgages Fund

Goldman Sachs Enhanced Dividend Global Equity Portfolio

Goldman Sachs Equity Income Fund

Goldman Sachs Enhanced U.S. Equity Fund

Goldman Sachs Focused Value Fund

Goldman Sachs Global Managed Beta Fund

Goldman Sachs Large Cap Equity Fund

Goldman Sachs Large Cap Value Fund

Goldman Sachs Mid Cap Growth Fund

Goldman Sachs Mid Cap Value Fund

Goldman Sachs Small Cap Growth Fund

Goldman Sachs Small Cap Value Fund

Goldman Sachs Small/Mid Cap Growth Fund

Goldman Sachs Small/Mid Cap Equity Fund

Goldman Sachs Strategic Factor Allocation Fund

Goldman Sachs Strategic Growth Fund

Goldman Sachs Strategic Volatility Premium Fund

Goldman Sachs Tactical Tilt Overlay Fund

Goldman Sachs Tax-Advantaged Global Equity Portfolio

Goldman Sachs Technology Opportunities Fund

Goldman Sachs China Equity Fund

Goldman Sachs Emerging Markets Equity Fund

Goldman Sachs Emerging Markets Equity Insights Fund

Goldman Sachs Emerging Markets Equity ex. China Fund

Goldman Sachs ESG Emerging Markets Equity Fund

Goldman Sachs Income Builder Fund

Goldman Sachs International Equity ESG Fund

Goldman Sachs International Equity Income Fund

Goldman Sachs International Equity Insights Fund

Goldman Sachs International Small Cap Insights Fund

Goldman Sachs Large Cap Growth Insights Fund

Goldman Sachs Large Cap Value Insights Fund

Goldman Sachs Rising Dividend Growth Fund

Goldman Sachs Small Cap Equity Insights Fund

Goldman Sachs Small Cap Growth Insights Fund

Goldman Sachs Small Cap Value Insights Fund

Goldman Sachs U.S. Equity Insights Fund

Goldman Sachs Energy Infrastructure Fund

Goldman Sachs MLP Energy Infrastructure Fund

Goldman Sachs Clean Energy Income Fund

Goldman Sachs Absolute Return Tracker Fund

Goldman Sachs Balanced Strategy Portfolio

Goldman Sachs Commodity Strategy Fund

Goldman Sachs Dynamic Global Equity Fund

Goldman Sachs Global Infrastructure Fund

Goldman Sachs Growth and Income Strategy Portfolio

Goldman Sachs Growth Strategy Portfolio

Goldman Sachs International Equity Dividend and Premium Fund

Goldman Sachs International Tax-Managed Equity Fund

Goldman Sachs Managed Futures Strategy Fund

Goldman Sachs Real Estate Securities Fund

Goldman Sachs U.S. Equity Dividend and Premium Fund

Goldman Sachs U.S. Tax-Managed Equity Fund

Goldman, Sachs & Co. LLC | 30 Hudson Street | Jersey City, NJ 07302
Goldman Sachs

Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940

We, as members of management of the funds listed in Appendix A, each a series of Goldman Sachs Trust (each, a “Fund” and, together, the “Funds”), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Company, of the Investment Company Act of 1940 as interpreted, amended or modified based on SEC orders or SEC staff issued no-action guidance relevant to interests in underlying funds held by an affiliated transfer agent in book entry form (“Rule 17f-2”). We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of each Fund’s compliance with the requirements of Rule 17f-2 as of March 31, 2025 and from June 30, 2024 through March 31, 2025.

Based on this evaluation, we assert that each Fund was in compliance with the requirements of Rule 17f-2 of the Investment Company Act of 1940 as of March 31, 2025, with respect to shares of beneficial interest of the underlying funds owned by each Fund and held by Goldman Sachs & Co. LLC in book entry form.

By:	/s/ Joseph F. DiMaria
Joseph F. DiMaria

Treasurer, Principal Financial Officer and Principal Accounting Officer of the Funds
Title

November 19, 2025
Date

By:	/s/ Peter W. Fortner
Peter W. Fortner

Assistant Treasurer of the Funds
Title

November 19, 2025
Date

Appendix A

Fund

Goldman Sachs Bond Fund

Goldman Sachs Core Fixed Income Fund

Goldman Sachs Dynamic Bond Fund

Goldman Sachs Emerging Markets Credit Fund

Goldman Sachs Emerging Markets Debt Fund

Goldman Sachs Enhanced Income Fund

Goldman Sachs Global Core Fixed Income Fund

Goldman Sachs Government Income Fund

Goldman Sachs High Yield Floating Rate Fund

Goldman Sachs High Yield Fund

Goldman Sachs Income Fund

Goldman Sachs Inflation Protected Securities Fund

Goldman Sachs Investment Grade Credit Fund

Goldman Sachs Short Duration Bond Fund

Goldman Sachs Short Duration Government Fund

Goldman Sachs Short Duration High Yield Fund

Goldman Sachs Short-Term Conservative Income Fund

Goldman Sachs U.S. Mortgages Fund

Goldman Sachs Enhanced Dividend Global Equity Portfolio

Goldman Sachs Equity Income Fund

Goldman Sachs Enhanced U.S. Equity Fund

Goldman Sachs Focused Value Fund

Goldman Sachs Global Managed Beta Fund

Goldman Sachs Large Cap Equity Fund

Goldman Sachs Large Cap Value Fund

Goldman Sachs Mid Cap Growth Fund

Goldman Sachs Mid Cap Value Fund

Goldman Sachs Small Cap Growth Fund

Goldman Sachs Small Cap Value Fund

Goldman Sachs Small/Mid Cap Growth Fund

Goldman Sachs Small/Mid Cap Equity Fund

Goldman Sachs Strategic Factor Allocation Fund

Goldman Sachs Strategic Growth Fund

Goldman Sachs Strategic Volatility Premium Fund

Goldman Sachs Tactical Tilt Overlay Fund

Goldman Sachs Tax-Advantaged Global Equity Portfolio

Goldman Sachs Technology Opportunities Fund

Goldman Sachs China Equity Fund

Goldman Sachs Emerging Markets Equity Fund

Goldman Sachs Emerging Markets Equity Insights Fund

Goldman Sachs Emerging Markets Equity ex. China Fund

Goldman Sachs ESG Emerging Markets Equity Fund

Goldman Sachs Income Builder Fund

Goldman Sachs International Equity ESG Fund

Goldman Sachs International Equity Income Fund

Goldman Sachs International Equity Insights Fund

Goldman Sachs International Small Cap Insights Fund

Goldman Sachs Large Cap Growth Insights Fund

Goldman Sachs Large Cap Value Insights Fund

Goldman Sachs Rising Dividend Growth Fund

Goldman Sachs Small Cap Equity Insights Fund

Goldman Sachs Small Cap Growth Insights Fund

Goldman Sachs Small Cap Value Insights Fund

Goldman Sachs U.S. Equity Insights Fund

Goldman Sachs Energy Infrastructure Fund

Goldman Sachs MLP Energy Infrastructure Fund

Goldman Sachs Clean Energy Income Fund

Goldman Sachs Absolute Return Tracker Fund

Goldman Sachs Balanced Strategy Portfolio

Goldman Sachs Commodity Strategy Fund

Goldman Sachs Dynamic Global Equity Fund

Goldman Sachs Global Infrastructure Fund

Goldman Sachs Growth and Income Strategy Portfolio

Goldman Sachs Growth Strategy Portfolio

Goldman Sachs International Equity Dividend and Premium Fund

Goldman Sachs International Tax-Managed Equity Fund

Goldman Sachs Managed Futures Strategy Fund

Goldman Sachs Real Estate Securities Fund

Goldman Sachs U.S. Equity Dividend and Premium Fund

Goldman Sachs U.S. Tax-Managed Equity Fund

Report of Independent Accountants

To the Board of Trustees of Goldman Sachs Trust

We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that each of the series of Goldman Sachs Trust (as set forth in the attached Schedule of Funds) (hereafter individually referred to as the “Fund”) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (“the Act”) (the “specified requirements”), as interpreted in management’s assertion as of April 30, 2025 with respect to shares of beneficial interest of the underlying funds owned by each Fund and held by Goldman Sachs & Co. LLC in book entry form. Fund’s management is responsible for its assertion and each Fund’s compliance with the specified requirements. Our responsibility is to express an opinion on management’s assertion about each Fund’s compliance with the specified requirements based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management’s assertion about compliance with the specified requirements is fairly stated, in all material respects. An examination involves performing procedures to obtain evidence about whether management’s assertion is fairly stated in all material respects. The nature, timing and extent of the procedures selected depend on our judgment, including an assessment of the risks of material misstatement of management’s assertion, whether due to fraud or error. We believe that the evidence we obtained is sufficient and appropriate to provide a reasonable basis for our opinion.

Included among our procedures were the following tests performed as of April 30, 2025, and with respect to agreement of security purchases and sales or maturities, for the period from March 31, 2025 (the date of our last examination), through April 30, 2025:

•

Confirmation of securities (the number of shares of beneficial interest of the underlying funds) owned by each Fund and held by Goldman Sachs & Co. LLC, a transfer agent that uses the book entry method of accounting for shares;

•	Reconciliation of all such securities (shares of beneficial interest of the underlying funds) to the books and records of each Fund and Goldman Sachs & Co. LLC; and

•

Agreement of a sample of purchases of shares of beneficial interest of the underlying funds and a sample of sales of shares of beneficial interest of the underlying funds by each Fund since our last report from the books and records of each Fund to confirmations received from Goldman Sachs & Co. LLC.

Our examination does not provide a legal determination on each Fund’s compliance with the specified requirements.

We are required to be independent and to meet our other ethical responsibilities in accordance with relevant ethical requirements related to the engagement.

In our opinion, management’s assertion that each of the series of Goldman Sachs Trust (as set forth in the attached Schedule of Funds) complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as interpreted in management’s assertion as of April 30, 2025 with respect to shares of beneficial interest of the underlying funds owned by each Fund and held by Goldman Sachs & Co. LLC in book entry form, is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Trustees of each Fund and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/PricewaterhouseCoopers LLP

Boston, Massachusetts

November 19, 2025

Schedule of Funds

Fund

Goldman Sachs Bond Fund

Goldman Sachs Core Fixed Income Fund

Goldman Sachs Dynamic Bond Fund

Goldman Sachs Emerging Markets Credit Fund

Goldman Sachs Emerging Markets Debt Fund

Goldman Sachs Enhanced Income Fund

Goldman Sachs Global Core Fixed Income Fund

Goldman Sachs Government Income Fund

Goldman Sachs High Yield Floating Rate Fund

Goldman Sachs High Yield Fund

Goldman Sachs Income Fund

Goldman Sachs Inflation Protected Securities Fund

Goldman Sachs Investment Grade Credit Fund

Goldman Sachs Short Duration Bond Fund

Goldman Sachs Short Duration Government Fund

Goldman Sachs Short Duration High Yield Fund

Goldman Sachs Short-Term Conservative Income Fund

Goldman Sachs U.S. Mortgages Fund

Goldman Sachs Enhanced Dividend Global Equity Portfolio

Goldman Sachs Equity Income Fund

Goldman Sachs Enhanced U.S. Equity Fund

Goldman Sachs Focused Value Fund

Goldman Sachs Global Managed Beta Fund

Goldman Sachs Large Cap Equity Fund

Goldman Sachs Large Cap Value Fund

Goldman Sachs Mid Cap Growth Fund

Goldman Sachs Mid Cap Value Fund

Goldman Sachs Small Cap Growth Fund

Goldman Sachs Small Cap Value Fund

Goldman Sachs Small/Mid Cap Growth Fund

Goldman Sachs Small/Mid Cap Equity Fund

Goldman Sachs Strategic Factor Allocation Fund

Goldman Sachs Strategic Growth Fund

Goldman Sachs Strategic Volatility Premium Fund

Goldman Sachs Tactical Tilt Overlay Fund

Goldman Sachs Tax-Advantaged Global Equity Portfolio

Goldman Sachs Technology Opportunities Fund

Goldman Sachs China Equity Fund

Goldman Sachs Emerging Markets Equity Fund

Goldman Sachs Emerging Markets Equity Insights Fund

Goldman Sachs Emerging Markets Equity ex. China Fund

Goldman Sachs ESG Emerging Markets Equity Fund

Goldman Sachs Income Builder Fund

Goldman Sachs International Equity ESG Fund

Goldman Sachs International Equity Income Fund

Goldman Sachs International Equity Insights Fund

Goldman Sachs International Small Cap Insights Fund

Goldman Sachs Large Cap Growth Insights Fund

Goldman Sachs Large Cap Value Insights Fund

Goldman Sachs Rising Dividend Growth Fund

Goldman Sachs Small Cap Equity Insights Fund

Goldman Sachs Small Cap Growth Insights Fund

Goldman Sachs Small Cap Value Insights Fund

Goldman Sachs U.S. Equity Insights Fund

Goldman Sachs Energy Infrastructure Fund

Goldman Sachs MLP Energy Infrastructure Fund

Goldman Sachs Clean Energy Income Fund

Goldman Sachs Absolute Return Tracker Fund

Goldman Sachs Balanced Strategy Portfolio

Goldman Sachs Commodity Strategy Fund

Goldman Sachs Dynamic Global Equity Fund

Goldman Sachs Global Infrastructure Fund

Goldman Sachs Growth and Income Strategy Portfolio

Goldman Sachs Growth Strategy Portfolio

Goldman Sachs International Equity Dividend and Premium Fund

Goldman Sachs International Tax-Managed Equity Fund

Goldman Sachs Managed Futures Strategy Fund

Goldman Sachs Real Estate Securities Fund

Goldman Sachs U.S. Equity Dividend and Premium Fund

Goldman Sachs U.S. Tax-Managed Equity Fund

Goldman, Sachs & Co. LLC | 30 Hudson Street | Jersey City, NJ 07302
Goldman Sachs

Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940

We, as members of management of the funds listed in Appendix A, each a series of Goldman Sachs Trust (each, a “Fund” and, together, the “Funds”), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Company, of the Investment Company Act of 1940 as interpreted, amended or modified based on SEC orders or SEC staff issued no-action guidance relevant to interests in underlying funds held by an affiliated transfer agent in book entry form (“Rule 17f-2”). We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of each Fund’s compliance with the requirements of Rule 17f-2 as of April 30, 2025 and from March 31, 2025 through April 30, 2025.

Based on this evaluation, we assert that each Fund was in compliance with the requirements of Rule 17f-2 of the Investment Company Act of 1940 as of April 30, 2025, with respect to shares of beneficial interest of the underlying funds owned by each Fund and held by Goldman Sachs & Co. LLC in book entry form.

By:	/s/ Joseph F. DiMaria
Joseph F. DiMaria

Treasurer, Principal Financial Officer and Principal Accounting Officer of the Funds
Title

November 19, 2025
Date

By:	/s/ Peter W. Fortner
Peter W. Fortner

Assistant Treasurer of the Funds
Title

November 19, 2025
Date

Appendix A

Fund

Goldman Sachs Bond Fund

Goldman Sachs Core Fixed Income Fund

Goldman Sachs Dynamic Bond Fund

Goldman Sachs Emerging Markets Credit Fund

Goldman Sachs Emerging Markets Debt Fund

Goldman Sachs Enhanced Income Fund

Goldman Sachs Global Core Fixed Income Fund

Goldman Sachs Government Income Fund

Goldman Sachs High Yield Floating Rate Fund

Goldman Sachs High Yield Fund

Goldman Sachs Income Fund

Goldman Sachs Inflation Protected Securities Fund

Goldman Sachs Investment Grade Credit Fund

Goldman Sachs Short Duration Bond Fund

Goldman Sachs Short Duration Government Fund

Goldman Sachs Short Duration High Yield Fund

Goldman Sachs Short-Term Conservative Income Fund

Goldman Sachs U.S. Mortgages Fund

Goldman Sachs Enhanced Dividend Global Equity Portfolio

Goldman Sachs Equity Income Fund

Goldman Sachs Enhanced U.S. Equity Fund

Goldman Sachs Focused Value Fund

Goldman Sachs Global Managed Beta Fund

Goldman Sachs Large Cap Equity Fund

Goldman Sachs Large Cap Value Fund

Goldman Sachs Mid Cap Growth Fund

Goldman Sachs Mid Cap Value Fund

Goldman Sachs Small Cap Growth Fund

Goldman Sachs Small Cap Value Fund

Goldman Sachs Small/Mid Cap Growth Fund

Goldman Sachs Small/Mid Cap Equity Fund

Goldman Sachs Strategic Factor Allocation Fund

Goldman Sachs Strategic Growth Fund

Goldman Sachs Strategic Volatility Premium Fund

Goldman Sachs Tactical Tilt Overlay Fund

Goldman Sachs Tax-Advantaged Global Equity Portfolio

Goldman Sachs Technology Opportunities Fund

Goldman Sachs China Equity Fund

Goldman Sachs Emerging Markets Equity Fund

Goldman Sachs Emerging Markets Equity Insights Fund

Goldman Sachs Emerging Markets Equity ex. China Fund

Goldman Sachs ESG Emerging Markets Equity Fund

Goldman Sachs Income Builder Fund

Goldman Sachs International Equity ESG Fund

Goldman Sachs International Equity Income Fund

Goldman Sachs International Equity Insights Fund

Goldman Sachs International Small Cap Insights Fund

Goldman Sachs Large Cap Growth Insights Fund

Goldman Sachs Large Cap Value Insights Fund

Goldman Sachs Rising Dividend Growth Fund

Goldman Sachs Small Cap Equity Insights Fund

Goldman Sachs Small Cap Growth Insights Fund

Goldman Sachs Small Cap Value Insights Fund

Goldman Sachs U.S. Equity Insights Fund

Goldman Sachs Energy Infrastructure Fund

Goldman Sachs MLP Energy Infrastructure Fund

Goldman Sachs Clean Energy Income Fund

Goldman Sachs Absolute Return Tracker Fund

Goldman Sachs Balanced Strategy Portfolio

Goldman Sachs Commodity Strategy Fund

Goldman Sachs Dynamic Global Equity Fund

Goldman Sachs Global Infrastructure Fund

Goldman Sachs Growth and Income Strategy Portfolio

Goldman Sachs Growth Strategy Portfolio

Goldman Sachs International Equity Dividend and Premium Fund

Goldman Sachs International Tax-Managed Equity Fund

Goldman Sachs Managed Futures Strategy Fund

Goldman Sachs Real Estate Securities Fund

Goldman Sachs U.S. Equity Dividend and Premium Fund

Goldman Sachs U.S. Tax-Managed Equity Fund

Report of Independent Accountants

To the Board of Trustees of Goldman Sachs Trust

We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that each of the series of Goldman Sachs Trust (as set forth in the attached Schedule of Funds) (hereafter individually referred to as the “Fund”) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (“the Act”) (the “specified requirements”), as interpreted in management’s assertion as of June 30, 2025 with respect to shares of beneficial interest of the underlying funds owned by each Fund and held by Goldman Sachs & Co. LLC in book entry form. Fund’s management is responsible for its assertion and each Fund’s compliance with the specified requirements. Our responsibility is to express an opinion on management’s assertion about each Fund’s compliance with the specified requirements based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management’s assertion about compliance with the specified requirements is fairly stated, in all material respects. An examination involves performing procedures to obtain evidence about whether management’s assertion is fairly stated in all material respects. The nature, timing and extent of the procedures selected depend on our judgment, including an assessment of the risks of material misstatement of management’s assertion, whether due to fraud or error. We believe that the evidence we obtained is sufficient and appropriate to provide a reasonable basis for our opinion.

Included among our procedures were the following tests performed as of June 30, 2025, and with respect to agreement of security purchases and sales or maturities, for the period from April 30, 2025 (the date of our last examination), through June 30, 2025:

•

Confirmation of securities (the number of shares of beneficial interest of the underlying funds) owned by each Fund and held by Goldman Sachs & Co. LLC, a transfer agent that uses the book entry method of accounting for shares;

•	Reconciliation of all such securities (shares of beneficial interest of the underlying funds) to the books and records of each Fund and Goldman Sachs & Co. LLC; and

•

Agreement of a sample of purchases of shares of beneficial interest of the underlying funds and a sample of sales of shares of beneficial interest of the underlying funds by each Fund since our last report from the books and records of each Fund to confirmations received from Goldman Sachs & Co. LLC.

Our examination does not provide a legal determination on each Fund’s compliance with the specified requirements.

We are required to be independent and to meet our other ethical responsibilities in accordance with relevant ethical requirements related to the engagement.

In our opinion, management’s assertion that each of the series of Goldman Sachs Trust (as set forth in the attached Schedule of Funds) complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as interpreted in management’s assertion as of June 30, 2025 with respect to shares of beneficial interest of the underlying funds owned by each Fund and held by Goldman Sachs & Co. LLC in book entry form, is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Trustees of each Fund and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/PricewaterhouseCoopers LLP

Boston, Massachusetts

November 19, 2025

Schedule of Funds

Fund

Goldman Sachs Bond Fund

Goldman Sachs Core Fixed Income Fund

Goldman Sachs Dynamic Bond Fund

Goldman Sachs Emerging Markets Credit Fund

Goldman Sachs Emerging Markets Debt Fund

Goldman Sachs Enhanced Income Fund

Goldman Sachs Global Core Fixed Income Fund

Goldman Sachs Government Income Fund

Goldman Sachs High Yield Floating Rate Fund

Goldman Sachs High Yield Fund

Goldman Sachs Income Fund

Goldman Sachs Inflation Protected Securities Fund

Goldman Sachs Investment Grade Credit Fund

Goldman Sachs Short Duration Bond Fund

Goldman Sachs Short Duration Government Fund

Goldman Sachs Short Duration High Yield Fund

Goldman Sachs Short-Term Conservative Income Fund

Goldman Sachs U.S. Mortgages Fund

Goldman Sachs Enhanced Dividend Global Equity Portfolio

Goldman Sachs Equity Income Fund

Goldman Sachs Enhanced U.S. Equity Fund

Goldman Sachs Focused Value Fund

Goldman Sachs Global Managed Beta Fund

Goldman Sachs Large Cap Equity Fund

Goldman Sachs Large Cap Value Fund

Goldman Sachs Mid Cap Growth Fund

Goldman Sachs Mid Cap Value Fund

Goldman Sachs Small Cap Growth Fund

Goldman Sachs Small Cap Value Fund

Goldman Sachs Small/Mid Cap Growth Fund

Goldman Sachs Small/Mid Cap Equity Fund

Goldman Sachs Strategic Factor Allocation Fund

Goldman Sachs Strategic Growth Fund

Goldman Sachs Strategic Volatility Premium Fund

Goldman Sachs Tactical Tilt Overlay Fund

Goldman Sachs Tax-Advantaged Global Equity Portfolio

Goldman Sachs Technology Opportunities Fund

Goldman Sachs China Equity Fund

Goldman Sachs Emerging Markets Equity Fund

Goldman Sachs Emerging Markets Equity Insights Fund

Goldman Sachs Emerging Markets Equity ex. China Fund

Goldman Sachs ESG Emerging Markets Equity Fund

Goldman Sachs Income Builder Fund

Goldman Sachs International Equity ESG Fund

Goldman Sachs International Equity Income Fund

Goldman Sachs International Equity Insights Fund

Goldman Sachs International Small Cap Insights Fund

Goldman Sachs Large Cap Growth Insights Fund

Goldman Sachs Large Cap Value Insights Fund

Goldman Sachs Rising Dividend Growth Fund

Goldman Sachs Small Cap Equity Insights Fund

Goldman Sachs Small Cap Growth Insights Fund

Goldman Sachs Small Cap Value Insights Fund

Goldman Sachs U.S. Equity Insights Fund

Goldman Sachs Energy Infrastructure Fund

Goldman Sachs MLP Energy Infrastructure Fund

Goldman Sachs Clean Energy Income Fund

Goldman Sachs Absolute Return Tracker Fund

Goldman Sachs Balanced Strategy Portfolio

Goldman Sachs Commodity Strategy Fund

Goldman Sachs Dynamic Global Equity Fund

Goldman Sachs Global Infrastructure Fund

Goldman Sachs Growth and Income Strategy Portfolio

Goldman Sachs Growth Strategy Portfolio

Goldman Sachs International Equity Dividend and Premium Fund

Goldman Sachs International Tax-Managed Equity Fund

Goldman Sachs Managed Futures Strategy Fund

Goldman Sachs Real Estate Securities Fund

Goldman Sachs U.S. Equity Dividend and Premium Fund

Goldman Sachs U.S. Tax-Managed Equity Fund

Goldman, Sachs & Co. LLC | 30 Hudson Street | Jersey City, NJ 07302
Goldman Sachs

Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940

We, as members of management of the funds listed in Appendix A, each a series of Goldman Sachs Trust (each, a “Fund” and, together, the “Funds”), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Company, of the Investment Company Act of 1940 as interpreted, amended or modified based on SEC orders or SEC staff issued no-action guidance relevant to interests in underlying funds held by an affiliated transfer agent in book entry form (“Rule 17f-2”). We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of each Fund’s compliance with the requirements of Rule 17f-2 as of June 30, 2025 and from April 30, 2025 through June 30, 2025.

Based on this evaluation, we assert that each Fund was in compliance with the requirements of Rule 17f-2 of the Investment Company Act of 1940 as of June 30, 2025, with respect to shares of beneficial interest of the underlying funds owned by each Fund and held by Goldman Sachs & Co. LLC in book entry form.

By:	/s/ Joseph F. DiMaria
Joseph F. DiMaria

Treasurer, Principal Financial Officer and Principal Accounting Officer of the Funds
Title

November 19, 2025
Date

By:	/s/ Peter W. Fortner
Peter W. Fortner

Assistant Treasurer of the Funds
Title

November 19, 2025
Date

Appendix A

Fund

Goldman Sachs Bond Fund

Goldman Sachs Core Fixed Income Fund

Goldman Sachs Dynamic Bond Fund

Goldman Sachs Emerging Markets Credit Fund

Goldman Sachs Emerging Markets Debt Fund

Goldman Sachs Enhanced Income Fund

Goldman Sachs Global Core Fixed Income Fund

Goldman Sachs Government Income Fund

Goldman Sachs High Yield Floating Rate Fund

Goldman Sachs High Yield Fund

Goldman Sachs Income Fund

Goldman Sachs Inflation Protected Securities Fund

Goldman Sachs Investment Grade Credit Fund

Goldman Sachs Short Duration Bond Fund

Goldman Sachs Short Duration Government Fund

Goldman Sachs Short Duration High Yield Fund

Goldman Sachs Short-Term Conservative Income Fund

Goldman Sachs U.S. Mortgages Fund

Goldman Sachs Enhanced Dividend Global Equity Portfolio

Goldman Sachs Equity Income Fund

Goldman Sachs Enhanced U.S. Equity Fund

Goldman Sachs Focused Value Fund

Goldman Sachs Global Managed Beta Fund

Goldman Sachs Large Cap Equity Fund

Goldman Sachs Large Cap Value Fund

Goldman Sachs Mid Cap Growth Fund

Goldman Sachs Mid Cap Value Fund

Goldman Sachs Small Cap Growth Fund

Goldman Sachs Small Cap Value Fund

Goldman Sachs Small/Mid Cap Growth Fund

Goldman Sachs Small/Mid Cap Equity Fund

Goldman Sachs Strategic Factor Allocation Fund

Goldman Sachs Strategic Growth Fund

Goldman Sachs Strategic Volatility Premium Fund

Goldman Sachs Tactical Tilt Overlay Fund

Goldman Sachs Tax-Advantaged Global Equity Portfolio

Goldman Sachs Technology Opportunities Fund

Goldman Sachs China Equity Fund

Goldman Sachs Emerging Markets Equity Fund

Goldman Sachs Emerging Markets Equity Insights Fund

Goldman Sachs Emerging Markets Equity ex. China Fund

Goldman Sachs ESG Emerging Markets Equity Fund

Goldman Sachs Income Builder Fund

Goldman Sachs International Equity ESG Fund

Goldman Sachs International Equity Income Fund

Goldman Sachs International Equity Insights Fund

Goldman Sachs International Small Cap Insights Fund

Goldman Sachs Large Cap Growth Insights Fund

Goldman Sachs Large Cap Value Insights Fund

Goldman Sachs Rising Dividend Growth Fund

Goldman Sachs Small Cap Equity Insights Fund

Goldman Sachs Small Cap Growth Insights Fund

Goldman Sachs Small Cap Value Insights Fund

Goldman Sachs U.S. Equity Insights Fund

Goldman Sachs Energy Infrastructure Fund

Goldman Sachs MLP Energy Infrastructure Fund

Goldman Sachs Clean Energy Income Fund

Goldman Sachs Absolute Return Tracker Fund

Goldman Sachs Balanced Strategy Portfolio

Goldman Sachs Commodity Strategy Fund

Goldman Sachs Dynamic Global Equity Fund

Goldman Sachs Global Infrastructure Fund

Goldman Sachs Growth and Income Strategy Portfolio

Goldman Sachs Growth Strategy Portfolio

Goldman Sachs International Equity Dividend and Premium Fund

Goldman Sachs International Tax-Managed Equity Fund

Goldman Sachs Managed Futures Strategy Fund

Goldman Sachs Real Estate Securities Fund

Goldman Sachs U.S. Equity Dividend and Premium Fund

Goldman Sachs U.S. Tax-Managed Equity Fund